PVH CORP.
200 MADISON AVENUE
NEW YORK, NY 10016

FOR IMMEDIATE RELEASE:
August 28, 2019

Contact:     Dana Perlman
Treasurer, Senior Vice President, Business Development and Investor Relations
(212) 381-3502
investorrelations@pvh.com

PVH CORP. REPORTS 2019 SECOND QUARTER RESULTS AND UPDATES FULL YEAR OUTLOOK

•	Second quarter revenue increased 1% (increased 3% on a constant currency basis) compared to the prior year period and exceeded guidance

•	Second quarter EPS was:

◦	GAAP basis: $2.58 compared to guidance of $2.75 to $2.80

◦	Non-GAAP basis: $2.10 compared to guidance of $1.85 to $1.90

◦	EPS included a negative impact of $0.06 per share related to foreign currency translation, in line with guidance

•	Conservative approach taken for second half. Full year 2019 EPS outlook lowered:

◦	Reflects current trends and includes latest proposed U.S. tariffs

◦	GAAP basis: $7.95 to $8.05 compared to $9.05 to $9.15 previously

◦	Non-GAAP basis: $9.30 to $9.40 compared to $10.20 to $10.30 previously

◦	EPS outlook includes a negative impact of $0.35 per share related to foreign currency translation, compared to $0.32 previously

•	Planned stock repurchases for 2019 increased to $300 million from $200 million previously

New York, New York - PVH Corp. [NYSE: PVH] reported its 2019 second quarter results.

Non-GAAP Amounts:
Amounts stated to be on a non-GAAP basis exclude the items that are described below under the heading “Non-GAAP Exclusions.” Amounts stated on a constant currency basis are also deemed to be on a non-GAAP basis. Reconciliations of amounts on a GAAP basis to amounts on a non-GAAP basis are presented later in this release and identify and quantify all excluded items.

CEO Comments:

Commenting on these results, Emanuel Chirico, Chairman and Chief Executive Officer, noted,
“We are pleased to report our second quarter results, which saw continued outperformance by our European businesses. However, our businesses in North America and across China experienced weak traffic trends, including the impact of protests in Hong Kong, resulting in a more promotional environment.

Although we are pleased with our second quarter and first half results, we have taken a conservative approach to our second half outlook. As such, we lowered our annual revenue and EPS outlook based on our current trends and our expectation that the volatility in the macro environment, the global retail landscape and the continuing escalation of the trade tensions between the U.S. and China will cause our business to remain under pressure, as will the ongoing impact of protests in Hong Kong.

We have great confidence in our diversified business model and the underlying power of CALVIN KLEIN and TOMMY HILFIGER, and believe we are positioning our businesses to succeed in the ever-changing consumer landscape. As we execute on our strategic priorities, our ongoing data and digital transformation, together with delivering the best product and consumer experience, should allow us to capture the heart of the consumer. We believe that with our two greatest assets, our people and our brands, we will unlock the long term brand growth opportunities we see and deliver sustainable long term returns for our stockholders.”

Second Quarter Business Review:
The Company completed two previously announced acquisitions in the second quarter of 2019. The first was the Company’s acquisition of the approximately 78% interest in Gazal Corporation Limited (“Gazal”) that it did not already own (the “Australia acquisition”), which closed on May 31, 2019. The Company and Gazal jointly owned and managed a joint venture, PVH Brands Australia Pty. Limited (“PVH Australia”), which licensed and operated businesses under the “TOMMY HILFIGER,” “CALVIN KLEIN” and “Van Heusen” brands, along with other licensed and owned brands. PVH Australia came under the Company’s full control as a result of the Australia acquisition. The second was the Company’s acquisition of the Tommy Hilfiger retail business in Central and Southeast Asia from the Company’s previous licensee in that market (the “TH CSAP acquisition”), which closed on July 1, 2019.

In addition, the Company entered into agreements in the second quarter of 2019 to terminate early the licenses for the global Calvin Klein and Tommy Hilfiger North America socks and hosiery businesses (the “Socks and hosiery transaction”) in conjunction with the Company’s plan to consolidate the socks and hosiery business for all Company brands in North America in a newly formed joint venture, which is expected to begin operations in December 2019, and to bring in-house the international Calvin Klein socks and hosiery business.

Tommy Hilfiger
Revenue in the Tommy Hilfiger business for the quarter increased 8% to $1.1 billion (increased 10% on a constant currency basis) compared to the prior year period. Tommy Hilfiger International revenue increased 18% to $697 million (increased 22% on a constant currency basis) compared to the prior year period, primarily driven by outperformance experienced in Europe and the addition of revenue resulting from the Australia acquisition. International comparable store sales increased 9%. Tommy Hilfiger North America revenue decreased 5% to $413 million (decreased 5% on a constant currency basis) compared to the prior year period, driven by an 8% decline in North America comparable store sales due to weakness in traffic and consumer spending trends, especially in stores located in international tourist locations.

Earnings before interest and taxes on a GAAP basis for the quarter increased to $148 million, inclusive of a $3 million negative impact due to foreign currency translation, from $134 million in the prior year period. Included in earnings before interest and taxes for the current quarter were costs of (i) $8 million in connection with the Socks and hosiery transaction and (ii) $2 million related to the portion of the Australia acquisition costs attributable to the Tommy Hilfiger business and the TH CSAP acquisition costs, primarily consisting of noncash valuation adjustments. Included in earnings before interest and taxes for the prior year period were costs of $7 million related to the April 2016 acquisition of the 55% interest in the Company’s former Tommy Hilfiger joint venture in China that it did not already own (the “TH China acquisition”), consisting of noncash amortization of short-lived assets. Earnings before interest and taxes on a non-GAAP basis for these periods, as discussed below, exclude these amounts.

Earnings before interest and taxes on a non-GAAP basis for the quarter increased to $158 million, inclusive of a $3 million negative impact due to foreign currency translation, from $141 million in the prior year period. The earnings increase was principally driven by strong outperformance in Europe offset, in part, by the revenue decline and gross margin pressure experienced in North America.

Calvin Klein
Revenue in the Calvin Klein business for the quarter decreased 6% to $873 million (decreased 4% on a constant currency basis) compared to the prior year period, which includes an aggregate net reduction of approximately 2% resulting from (i) the winding down of the Company’s directly operated women’s jeanswear wholesale business in the U.S. and Canada in connection with the licensing of this business to G-III Apparel Group, Ltd. (the “G-III license”), (ii) the closure of the CALVIN KLEIN 205 W39 NYC brand (formerly Calvin Klein Collection) (the “CK Collection closure”) and (iii) the addition of revenue resulting from the Australia acquisition. Calvin Klein International revenue increased 1% to $465 million (increased 5% on a constant currency basis) compared to the prior year period, driven by continued solid growth in Europe and revenue from the Australia acquisition, partially offset by a reduction of revenue as a result of the CK Collection closure and softness experienced across China. International comparable store sales were flat. Calvin Klein North America revenue decreased

13% to $409 million (decreased 12% on a constant currency basis) compared to the prior year period, principally due to the effect of the G-III license and a 3% decline in North America comparable store sales due to weakness in traffic and consumer spending trends, especially in stores located in international tourist locations.

Earnings before interest and taxes on a GAAP basis for the quarter decreased to $18 million, inclusive of a $2 million negative impact due to foreign currency translation, from $105 million in the prior year period. Included in earnings before interest and taxes for the current quarter were costs of (i) $52 million in connection with the Socks and hosiery transaction, (ii) $29 million in connection with the restructuring associated with the strategic changes for the Calvin Klein business announced in January 2019 (the “Calvin Klein restructuring”), consisting of $11 million of inventory markdowns, $9 million of contract termination and other costs, $6 million of severance, and $3 million of noncash asset impairments, and (iii) $1 million related to the portion of the Australia acquisition costs attributable to the Calvin Klein business, primarily consisting of noncash valuation adjustments. Earnings before interest and taxes on a non-GAAP basis for the period, as discussed below, excludes these amounts.

Earnings before interest and taxes on a non-GAAP basis for the quarter decreased to $101 million, inclusive of a $2 million negative impact due to foreign currency translation, from $105 million on a GAAP basis in the prior year period (there were no non-GAAP exclusions in the prior year period). The earnings decline was principally due to the revenue decrease noted above.

Heritage Brands
Revenue in the Heritage Brands business for the quarter of $381 million was flat compared to the prior year period. Comparable store sales declined 2%.

Earnings before interest and taxes on a GAAP basis for the quarter decreased to $17 million from $33 million in the prior year period, principally due to gross margin pressure in both the wholesale and retail businesses attributable to a more promotional U.S. retail environment.

Second Quarter Consolidated Results:
Second quarter revenue increased 1% to $2.4 billion (increased 3% on a constant currency basis) compared to the prior year period.

Earnings per share on a GAAP basis was $2.58 for the second quarter of 2019 compared to $2.12 in the prior year period. These results include the amounts for the applicable period described under the heading “Non-GAAP Exclusions” later in this release. Earnings per share on a non-GAAP basis for these periods, as discussed below, exclude these amounts.

Earnings per share on a non-GAAP basis was $2.10 for the second quarter of 2019 compared to $2.18 in the prior year period. Earnings per share on both a GAAP and non-GAAP basis for the second quarter of 2019 included a $0.06 negative impact related to foreign currency translation.

Earnings before interest and taxes on a GAAP basis for the quarter increased to $250 million, inclusive of a $5 million negative impact due to foreign currency translation, from $231 million in the prior year period. Included in earnings before interest and taxes for the current quarter was an aggregate net gain of $17 million consisting of (i) a noncash gain of $113 million to write up the Company’s equity investments in Gazal and PVH Australia to fair value in connection with the Australia acquisition, (ii) costs of $60 million in connection with the Socks and hosiery transaction, (iii) costs of $29 million related to the Calvin Klein restructuring and (iv) costs of $7 million related to the Australia and TH CSAP acquisitions. Included in earnings before interest and taxes for the prior year period were costs of $7 million related to the TH China acquisition. Earnings before interest and taxes on a non-GAAP basis for these periods, as discussed below, exclude these amounts.

Earnings before interest and taxes on a non-GAAP basis for the quarter decreased to $232 million, inclusive of a $5 million negative impact due to foreign currency translation, compared to $238 million in the prior year period, as growth in the Tommy Hilfiger business was more than offset by earnings declines in the Calvin Klein and Heritage Brands businesses and a $4 million increase in corporate expenses.

Net interest expense decreased to $27 million from $29 million in the prior year period. The effective tax rate on a GAAP basis was 13.3% as compared to 18.6% in the prior year period. The decrease includes the favorable impact in the current year period of the tax-exempt noncash gain recorded to write up the Company’s equity investments in Gazal and PVH Australia to fair value in connection with the Australia acquisition. The effective tax rate on a non-GAAP basis was 23.5% as compared to 18.8% in the prior year period.

Six Months Consolidated Results:
Revenue for the first six months of 2019 increased 2% to $4.7 billion (increased 5% on a constant currency basis) compared to the prior year period. The revenue increase was due to:

•
A 6% increase (10% increase on a constant currency basis) in the Tommy Hilfiger business compared to the prior year period, driven principally by outperformance in Europe and the addition of revenue resulting from the Australia acquisition. International comparable store sales increased 9%. North America comparable store sales decreased 6% due to weakness in traffic and consumer spending trends, especially in stores located in international tourist locations.

•
A 3% decrease (flat on a constant currency basis) in the Calvin Klein business compared to the prior year period, as solid growth in Europe and the addition of revenue resulting from the Australia acquisition were more than offset by the negative impacts of foreign currency translation, softness experienced across China, the reduction of revenue resulting from the CK Collection closure and the effect of the G-III license. International comparable store sales decreased 2%. North America comparable store sales decreased 4% due to weakness in traffic and consumer spending trends, especially in stores located in international tourist locations.

•	A 1% increase in the Heritage Brands business compared to the prior year period. Comparable store sales decreased 4%.

Earnings per share on a GAAP basis was $3.65 for the first six months of 2019 compared to $4.42 in the prior year period. These results include the amounts for the applicable period described under the heading “Non-GAAP Exclusions” later in this release. Earnings per share on a non-GAAP basis for these periods, as discussed below, exclude these amounts.

Earnings per share on a non-GAAP basis was $4.56 for the first six months of 2019 compared to $4.55 in the prior year period. Earnings per share on both a GAAP and non-GAAP basis for the first six months of 2019 included a $0.21 negative impact related to foreign currency translation.

Earnings before interest and taxes on a GAAP basis for the first six months of 2019 decreased to $385 million, inclusive of a $19 million negative impact due to foreign currency translation, from $476 million in the prior year period. These results include the amounts for the applicable period described under the heading “Non-GAAP Exclusions” later in this release. Earnings before interest and taxes on a non-GAAP basis for these periods, as discussed below, exclude these amounts.

Earnings before interest and taxes on a non-GAAP basis for the first six months of 2019 was $499 million, inclusive of a $19 million negative impact due to foreign currency translation, compared to $489 million in the prior year period. The improvement in earnings was principally driven by earnings growth in the Tommy Hilfiger and Calvin Klein businesses, partially offset by an earnings decline in the Heritage Brands business and a $5 million increase in corporate expenses.

Net interest expense for the first six months of 2019 decreased to $57 million from $58 million in the prior year period. The effective tax rate on a GAAP basis for the first six months of 2019 was 16.3% as compared to 17.8% in the prior year period. The effective tax rate on a non-GAAP basis for the first six months of 2019 was 22.4% as compared to 18.0% in the prior year period.

Inventory levels increased 8% as compared to the prior year period, in part due to inventory acquired as part of the Australia and TH CSAP acquisitions, as well as an acceleration of the receipt of goods in advance of tariff increases on goods imported into the U.S. from China.

Stock Repurchase Program:
During the first six months of 2019, the Company repurchased approximately 1.2 million shares of its common stock for $127 million (10.2 million shares for $1.1 billion since inception) under the $2.0 billion stock repurchase program authorized by the Board of Directors through June 3, 2023. Stock repurchases under the program may be made from time to time over the period through open market purchases, accelerated share repurchase programs, privately negotiated transactions or other methods, as the Company deems appropriate. Purchases are made based on a variety of factors, such as price, corporate requirements and overall market conditions, applicable legal requirements and limitations, restrictions under the Company’s debt arrangements, trading restrictions under the Company’s insider trading policy and other relevant factors. The program may be modified by the Board, including to increase or decrease the repurchase limitation or extend, suspend, or terminate the program, at any time, without prior notice.

2019 Outlook:
The Company’s revised 2019 guidance is based on the assumption that current trends in the business continue for the remainder of the year. Specifically, the reductions in revenue and margins reflect the trade tensions between the U.S. and China, the ongoing protests in Hong Kong and the increasingly promotional U.S. retail environment.

The 2019 guidance incorporates the impact on certain of the Company’s products of tariffs imposed and expected to be imposed by the U.S. on goods imported from China into the U.S., including (i) $250 billion of total goods imported from China into the U.S. (Tranches 1, 2 and 3) currently at 25%, with an expected increase to 30% in October 2019, and (ii) $300 billion of total goods imported from China into the U.S. (Tranche 4) at 15% expected to be imposed in September 2019 and December 2019. These tariffs are expected to have a negative impact of approximately $0.20 per share in 2019.

The Company’s 2019 guidance also reflects the Australia acquisition and the TH CSAP acquisition that closed in the second quarter of 2019, and the impact of the CK Collection closure and the G-III license. These transactions are expected to result in a net addition to revenue of approximately $75 million in 2019.

Please see the section entitled “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” at the end of this release for further detail and reconciliations of GAAP to non-GAAP amounts discussed in this section.

Full Year Guidance
The Company currently projects that 2019 earnings per share on a GAAP basis will be in a range of $7.95 to $8.05 compared to $9.65 in 2018. The Company currently projects that 2019 earnings per share on a non-GAAP basis will be in a range of $9.30 to $9.40 compared to $9.60 in 2018. Both the GAAP and non-GAAP projections include the estimated negative impact of approximately $0.35 per share related to foreign currency translation.

Revenue in 2019 is projected to increase approximately 1% (increase approximately 3% on a constant currency basis) as compared to 2018. Revenue for the Tommy Hilfiger business is projected to increase approximately 5% (increase approximately 8% on a constant currency basis). Revenue for the Calvin Klein business is projected to decrease approximately 2% (flat on a constant currency basis). Revenue for the Heritage Brands business is projected to decrease approximately 1%.

Net interest expense in 2019 is projected to decrease to approximately $110 million compared to $116 million in 2018. The Company estimates that the 2019 effective tax rate will be in a range of 11.5% to 12.5% on a GAAP basis and in a range of 14% to 15% on a non-GAAP basis.

The Company’s estimate of 2019 earnings per share on a non-GAAP basis excludes approximately $138 million of pre-tax net costs, consisting of (i) $105 million of pre-tax costs expected to be incurred in connection with the Calvin Klein restructuring, consisting of a noncash lease asset impairment resulting from the closure of the Company’s flagship store on Madison Avenue in New York, New York, severance, contract termination and other costs, other noncash asset impairments, and inventory markdowns, (ii) $60 million of pre-tax costs incurred in connection with the Socks and hosiery transaction, (iii) $55 million of pre-tax costs incurred in connection with the closure of the Company’s TOMMY HILFIGER flagship and anchor stores in the United States (the “TH U.S. store closures”), primarily consisting of noncash lease asset impairments, (iv) $6 million of pre-tax costs incurred in connection with the refinancing of the Company’s senior credit facilities, (v) a pre-tax gain of $113 million recorded to write up the Company's equity investments in Gazal and PVH Australia to fair value in connection with the Australia acquisition and (vi) $25 million of pre-tax costs expected to be incurred in connection with the Australia and TH CSAP acquisitions, primarily consisting of noncash valuation adjustments, and the resulting estimated tax effects of these pre-tax items.

Third Quarter Guidance
The Company currently projects that third quarter 2019 earnings per share on a GAAP basis will be in a range of $2.70 to $2.75 compared to $3.15 in the prior year period. The Company currently projects that third quarter 2019 earnings per share on a non-GAAP basis will be in a range of $2.95 to $3.00 compared to $3.21 in the prior year period. Both the GAAP and non-GAAP projections include an estimated negative impact of approximately $0.09 per share related to foreign currency translation.

Revenue in the third quarter of 2019 is projected to increase approximately 1% (increase approximately 3% on a constant currency basis) compared to the prior year period. Revenue for the Tommy Hilfiger business in the third quarter is projected to increase approximately 5% (increase approximately 8% on a constant currency basis). Revenue for the Calvin Klein business in the third quarter is projected to be flat (increase approximately 2% on a constant currency basis). Revenue for the Heritage Brands business in the third quarter is projected to decrease approximately 10%.

Net interest expense in the third quarter of 2019 is projected to decrease to approximately $27 million compared to $29 million in the prior year period. The Company estimates that the third quarter 2019 effective tax rate will be in a range of 8% to 9% on a GAAP basis and in a range of 6.5% to 7.5% on a non-GAAP basis.

The Company’s estimate of third quarter 2019 earnings per share on a non-GAAP basis excludes approximately $16 million of pre-tax costs, consisting of (i) $12 million of pre-tax costs expected to be incurred in connection with the Australia and TH CSAP acquisitions, and (ii) $4 million of pre-tax costs expected to be incurred in connection with the Calvin Klein restructuring, and the resulting estimated tax effects of these pre-tax costs.

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:

•
Pre-tax costs of approximately $105 million incurred and expected to be incurred in 2019 related to the Calvin Klein restructuring, consisting of a noncash lease asset impairment resulting from the closure of the Company’s flagship store on Madison Avenue in New York, New York, other noncash asset impairments, severance, contract termination and other costs, and inventory markdowns, of which $70 million was incurred in the first quarter, $29 million was incurred in the second quarter and $4 million is expected to be incurred in the third quarter.

•	Pre-tax costs of $55 million incurred in the first quarter of 2019 in connection with the TH U.S. store closures, primarily consisting of noncash lease asset impairments.

•	Pre-tax costs of $60 million incurred in the second quarter of 2019 in connection with the Socks and hosiery transaction.

•	Pre-tax costs of $6 million incurred in the first quarter of 2019 in connection with the refinancing of the Company’s senior credit facilities.

•
Pre-tax noncash gain of $113 million recorded in the second quarter of 2019 to write up the Company's equity investments in Gazal and PVH Australia to fair value in connection with the Australia acquisition.

•
Pre-tax costs of $25 million incurred and expected to be incurred in 2019 in connection with the Australia and TH CSAP acquisitions, primarily consisting of noncash valuation adjustments, of which $7 million was incurred in the second quarter and approximately $12 million is expected to be incurred in the third quarter.

•
Pre-tax costs of $41 million incurred in the fourth quarter of 2018 related to the Calvin Klein restructuring, consisting of $27 million of severance, $7 million of noncash asset impairments, $4 million of contract termination and other costs, and $2 million of inventory markdowns.

•
Pre-tax costs of $24 million incurred in 2018 related to the TH China acquisition, consisting of noncash amortization of short-lived assets, of which $7 million was incurred in the first quarter, $7 million was incurred in the second quarter, $6 million was incurred in the third quarter and $4 million was incurred in the fourth quarter.

•	Pre-tax loss of $15 million recorded in the fourth quarter of 2018 related to the recognized actuarial loss on retirement plans.

•
Discrete tax benefit of $41 million recorded in the fourth quarter of 2018 related to the remeasurement of certain of the Company’s net deferred tax liabilities in connection with the enactment of legislation in the Netherlands known as the “2019 Dutch Tax Plan.”

•
Discrete net tax benefit of $25 million recorded in the fourth quarter of 2018 to adjust the provisional net tax benefit recorded in 2017 in connection with the U.S. Tax Cuts and Jobs Act of 2017, primarily consisting of the release of a valuation allowance on the Company’s foreign tax credits.

•
Estimated tax effects associated with the above pre-tax items, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All items above were identified as either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

As a supplement to the Company’s GAAP results, the Company presents constant currency revenue information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that transacts business in multiple currencies but reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues. Exchange rate fluctuations can have a significant effect on reported revenues. The Company believes presenting constant currency revenue information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.

The Company calculates constant currency revenue information by translating its foreign revenues for the current year period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the current year period).

Constant currency performance should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency revenue information presented may not be comparable to similarly described measures reported by other companies.

Please see Tables 1 through 9 and the sections entitled “Reconciliations of 2019 Constant Currency Revenue” and “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” later in this release for reconciliations of GAAP to non-GAAP amounts.

The Company webcasts its conference calls to review its earnings releases. The Company’s conference call to review its second quarter earnings release is scheduled for Thursday, August 29, 2019 at 9:00 a.m. EDT. Please log on to the Company’s web site at www.PVH.com and go to the Events page included in the Investors section to listen to the live webcast of the conference call. The webcast will be available for replay for one year after it is held, commencing approximately two hours after the live broadcast ends. Please log on to www.PVH.com as described above to listen to the replay. In addition, an audio replay of the conference call is available for 48 hours starting approximately two hours after it is held. The replay of the conference call can be accessed by calling (domestic) 888-203-1112 and (international) 719-457-0820 and using passcode 9138953. The conference call and webcast consist of copyrighted material. They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission. Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call/webcast, including, without limitation, statements relating to the Company’s future revenue and earnings, plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not be anticipated, including, without limitation, (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company may be considered to be highly leveraged and uses a significant portion of its cash flows to service its indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iii) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors, and other factors; (iv) the Company’s ability to manage its growth and inventory, including the Company’s ability to realize benefits from acquisitions, such as the acquisitions referenced in this press release; (v) quota restrictions, the imposition of safeguard controls and the imposition of duties or tariffs on goods from the countries where the Company or its licensees produce goods under its trademarks, such as the recently imposed tariffs and threatened increased tariffs on goods imported into the U.S. from China, any of which, among other things, could limit the ability to produce products in cost-effective countries or in countries that have the labor and technical expertise needed, or require the Company to absorb costs or try to pass costs onto consumers, which could materially impact the Company’s revenue and profitability; (vi) the availability and cost of raw materials; (vii) the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced); (viii) changes in available factory and shipping capacity, wage and shipping cost escalation, civil conflict, war or terrorist acts, the threat of any of the foregoing, or political or labor instability in any of the countries where the Company’s or its licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (ix) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers become ill or limit or cease shopping in order to avoid exposure; (x) acquisitions and divestitures and issues arising with acquisitions, divestitures and proposed transactions, including, without limitation, the ability to integrate an acquired entity or business into the Company with no substantial adverse effect on the acquired entity’s, the acquired business’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance, and the ability to operate effectively and profitably the Company’s continuing businesses after the sale or other disposal of a subsidiary, business or the assets thereof; (xi) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands; (xii) significant fluctuations of the U.S. dollar against foreign currencies in which the Company transacts significant levels of business; (xiii) the Company’s retirement plan expenses recorded throughout the year are calculated using actuarial valuations that incorporate assumptions and estimates about financial market, economic and demographic conditions, and differences between estimated and actual results give rise to gains and losses, which can be significant, that are recorded immediately in earnings, generally in the fourth quarter of the year; (xiv) the impact of new and revised tax legislation and regulations, particularly the U.S. Tax Cuts and Jobs Act of 2017 that might disproportionately affect the Company as compared to some of its peers due to the specific tax structure of the Company and its greater percentage of revenues and income generated outside of the U.S., and the legislation enacted in the Netherlands known as the “2019 Dutch Tax Plan”; and (xv) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules. Reconciliations of these measures are included in the financial information later in this release, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.PVH.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PVH CORP.
Consolidated GAAP Income Statements
(In millions, except per share data)

	Quarter Ended		Six Months Ended
	8/4/19	8/5/18	8/4/19	8/5/18

Net sales	$2,249.0	$2,223.2	$4,486.3	$4,416.7
Royalty revenue	85.8	81.5	175.2	170.9
Advertising and other revenue	29.4	29.0	59.0	60.7
Total revenue	$2,364.2	$2,333.7	$4,720.5	$4,648.3

Gross profit on net sales	$1,173.2	$1,186.5	$2,350.1	$2,356.4
Gross profit on royalty, advertising and other revenue	115.2	110.5	234.2	231.6
Total gross profit	1,288.4	1,297.0	2,584.3	2,588.0

Selling, general and administrative expenses	1,154.5	1,071.5	2,316.0	2,124.5

Non-service related pension and postretirement income	1.9	2.6	4.1	5.1

Debt modification and extinguishment costs			5.2

Other noncash gain	113.1		113.1

Equity in net income of unconsolidated affiliates	0.9	3.3	4.6	7.1

Earnings before interest and taxes	249.8	231.4	384.9	475.7

Interest expense, net	27.0	29.1	56.9	57.5

Pre-tax income	222.8	202.3	328.0	418.2

Income tax expense	29.7	37.6	53.3	74.6

Net income	193.1	164.7	274.7	343.6

Less: Net loss attributable to redeemable non-controlling interest (1)	(0.4)	(0.5)	(0.8)	(1.0)

Net income attributable to PVH Corp.	$193.5	$165.2	$275.5	$344.6

Diluted net income per common share attributable to PVH Corp. (2)	$2.58	$2.12	$3.65	$4.42

	Quarter Ended		Six Months Ended
	8/4/19	8/5/18	8/4/19	8/5/18

Depreciation and amortization expense	$78.4	$83.0	$154.9	$166.2

Please see following pages for information related to non-GAAP measures discussed in this release.

(1)	The Company and Arvind Limited have a joint venture in Ethiopia in which the Company owns a 75% interest.

(2)	Please see Note A in Notes to Consolidated GAAP Income Statements for the reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

PVH CORP.
Non-GAAP Measures
(In millions, except per share data)

The Company believes it is useful to investors to present its results for the periods ended August 4, 2019 and August 5, 2018 on a non-GAAP basis by excluding (i) the costs incurred in the first and second quarters of 2019 related to the restructuring associated with the strategic changes for its Calvin Klein business announced in January 2019 (the “Calvin Klein restructuring”), consisting of a noncash lease asset impairment resulting from the closure of the Company’s flagship store on Madison Avenue in New York, New York; other noncash asset impairments; severance; contract termination and other costs; and inventory markdowns; (ii) the costs incurred in the first quarter of 2019 in connection with the closure of the Company’s TOMMY HILFIGER flagship and anchor stores in the United States (the “TH U.S. store closures”), primarily consisting of noncash lease asset impairments; (iii) the costs incurred in the first quarter of 2019 in connection with the refinancing of the Company’s senior credit facilities; (iv) the noncash gain recorded in the second quarter of 2019 to write up the Company’s equity investments in Gazal Corporation Limited (“Gazal”) and PVH Brands Australia Pty. Limited (“PVH Australia”) to fair value in connection with the acquisition of the approximately 78% interest in Gazal that it did not already own (the “Australia acquisition”); (v) the costs incurred in the second quarter of 2019 related to the Australia acquisition and the acquisition of the Tommy Hilfiger retail business in Central and Southeast Asia from the Company’s previous licensee in that market (the “TH CSAP acquisition”), primarily consisting of noncash valuation adjustments; (vi) the one-time costs recorded in the second quarter of 2019 on the Company’s equity investments in Gazal and PVH Australia prior to the Australia acquisition closing; (vii) the costs incurred in the second quarter of 2019 in connection with the agreements to terminate early the licenses for the global Calvin Klein and Tommy Hilfiger North America socks and hosiery businesses (the “Socks and hosiery transaction”) in conjunction with the Company’s plan to consolidate the socks and hosiery business for all Company brands in North America in a newly formed joint venture, which is expected to begin operations in December 2019, and to bring in-house the international Calvin Klein socks and hosiery business; (viii) the costs incurred in the first and second quarters of 2018 related to the acquisition of the 55% interest in TH Asia, Ltd., its former joint venture for TOMMY HILFIGER in China, that it did not already own (the “TH China acquisition”), consisting of noncash amortization of short-lived assets; and (ix) the tax effects associated with the foregoing pre-tax items. The Company excludes these amounts because it deems them to be non-recurring or non-operational and believes that their exclusion (i) facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company, and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the items described above are also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The information presented on a non-GAAP basis may not be comparable to similarly titled measures reported by other companies.

PVH CORP.
Non-GAAP Measures (continued)
(In millions, except per share data)

The following table presents the non-GAAP measures that are discussed in this release. Please see Tables 1 through 9 for the reconciliations of the GAAP amounts to amounts on a non-GAAP basis.

	Quarter Ended		Six Months Ended
	8/4/19	8/5/18	8/4/19	8/5/18

Non-GAAP Measures
Total gross profit (1)	$1,303.7		$2,601.3
Selling, general and administrative expenses (2)	1,076.1	$1,064.8	2,113.1	$2,110.9
Debt modification and extinguishment costs (3)			—
Other noncash gain (4)	—		—
Equity in net income of unconsolidated affiliates (5)	3.0		6.7
Earnings before interest and taxes (6)	232.5	238.1	499.0	489.3
Income tax expense (7)	48.3	39.4	98.9	77.9
Net income attributable to PVH Corp. (8)	157.6	170.1	344.0	354.9
Diluted net income per common share attributable to PVH Corp. (9)	$2.10	$2.18	$4.56	$4.55

Depreciation and amortization expense (10)		$76.3		$152.6

(1) Please see Table 3 for the reconciliations of GAAP gross profit to gross profit on a non-GAAP basis.
(2) Please see Table 4 for the reconciliations of GAAP selling, general and administrative (“SG&A”) expenses to SG&A expenses on a non-GAAP basis.
(3) Please see Table 5 for the reconciliation of GAAP debt modification and extinguishment costs to debt modification and extinguishment costs on a non-GAAP basis.
(4) Please see Table 6 for the reconciliations of GAAP other noncash gain to other noncash gain on a non-GAAP basis.
(5) Please see Table 7 for the reconciliations of GAAP equity in net income of unconsolidated affiliates to equity in net income of unconsolidated affiliates on a non-GAAP basis.
(6) Please see Table 2 for the reconciliations of GAAP earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis.
(7)    Please see Table 8 for the reconciliations of GAAP income tax expense to income tax expense on a non-GAAP basis and an explanation of the calculation of the tax effects associated with the pre-tax items identified as non-GAAP exclusions.

(8) Please see Table 1 for the reconciliations of GAAP net income to net income on a non-GAAP basis.
(9) Please see Note A in Notes to Consolidated GAAP Income Statements for the reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.
(10) Please see Table 9 for the reconciliations of GAAP depreciation and amortization expense to depreciation and amortization expense on a non-GAAP basis.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts
(In millions, except per share data)

Table 1 - Reconciliations of GAAP net income to net income on a non-GAAP basis

	Quarter Ended		Six Months Ended
	8/4/19	8/5/18	8/4/19	8/5/18

Net income attributable to PVH Corp.	$193.5	$165.2	$275.5	$344.6

Diluted net income per common share attributable to PVH Corp.(1)	$2.58	$2.12	$3.65	$4.42

Pre-tax items excluded:

Gross profit charges associated with the Calvin Klein restructuring (inventory markdowns)	11.2		12.9

Gross profit charges associated with the Australia and TH CSAP acquisitions (short-lived noncash inventory valuation adjustments)	4.1		4.1

SG&A expenses associated with the Calvin Klein restructuring	17.9		86.5

SG&A expenses associated with the Socks and hosiery transaction	59.8		59.8

SG&A expenses associated with the TH U.S. store closures			54.9

SG&A expenses associated with the Australia and TH CSAP acquisitions	0.7		0.7

SG&A expenses associated with the refinancing of the Company’s senior credit facilities			1.0

SG&A expenses associated with the TH China acquisition		6.7		13.6

Debt modification and extinguishment costs			5.2

Noncash gain to write up the Company’s equity investments in Gazal and PVH Australia to fair value (recorded in other noncash gain)	(113.1)		(113.1)

One-time expenses recorded on the Company’s equity investments in Gazal and PVH Australia (recorded in equity in net income of unconsolidated affiliates)	2.1		2.1

Tax effects of the above pre-tax items(2)	(18.6)	(1.8)	(45.6)	(3.3)

Net income on a non-GAAP basis attributable to PVH Corp.	$157.6	$170.1	$344.0	$354.9

Diluted net income per common share on a non-GAAP basis attributable to PVH Corp.(1)	$2.10	$2.18	$4.56	$4.55

(1)   Please see Note A in Notes to the Consolidated GAAP Income Statements for the reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

(2) Please see Table 8 for an explanation of the calculation of the tax effects of the above items.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 2 - Reconciliations of GAAP earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis

	Quarter Ended		Six Months Ended
	8/4/19	8/5/18	8/4/19	8/5/18

Earnings before interest and taxes	$249.8	$231.4	$384.9	$475.7

Items excluded:

Gross profit charges associated with the Calvin Klein restructuring (inventory markdowns)	11.2		12.9

Gross profit charges associated with the Australia and TH CSAP acquisitions (short-lived noncash inventory valuation adjustments)	4.1		4.1

SG&A expenses associated with the Calvin Klein restructuring	17.9		86.5

SG&A expenses associated with the Socks and hosiery transaction	59.8		59.8

SG&A expenses associated with the TH U.S. store closures			54.9

SG&A expenses associated with the Australia and TH CSAP acquisitions	0.7		0.7

SG&A expenses associated with the refinancing of the Company’s senior credit facilities			1.0

SG&A expenses associated with the TH China acquisition		6.7		13.6

Debt modification and extinguishment costs			5.2

Noncash gain to write up the Company’s equity investments in Gazal and PVH Australia to fair value (recorded in other noncash gain)	(113.1)		(113.1)

One-time expenses recorded on the Company’s equity investments in Gazal and PVH Australia (recorded in equity in net income of unconsolidated affiliates)	2.1		2.1

Earnings before interest and taxes on a non-GAAP basis	$232.5	$238.1	$499.0	$489.3

Table 3 - Reconciliations of GAAP gross profit to gross profit on a non-GAAP basis

	Quarter Ended	Six Months Ended
	8/4/19	8/4/19

Gross profit	$1,288.4	$2,584.3

Items excluded:

Gross profit charges associated with the Calvin Klein restructuring (inventory markdowns)	11.2	12.9

Gross profit charges associated with the Australia and TH CSAP acquisitions (short-lived noncash inventory valuation adjustments)	4.1	4.1

Gross profit on a non-GAAP basis	$1,303.7	$2,601.3

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 4 - Reconciliations of GAAP SG&A expenses to SG&A expenses on a non-GAAP basis

	Quarter Ended		Six Months Ended
	8/4/19	8/5/18	8/4/19	8/5/18

SG&A expenses	$1,154.5	$1,071.5	$2,316.0	$2,124.5

Items excluded:

Expenses associated with the Calvin Klein restructuring	(17.9)		(86.5)

Expenses associated with the Socks and hosiery transaction	(59.8)		(59.8)

Expenses associated with the TH U.S. store closures			(54.9)

Expenses associated with the Australia and TH CSAP acquisitions	(0.7)		(0.7)

Expenses associated with the refinancing of the Company’s senior credit facilities			(1.0)

Expenses associated with the TH China acquisition		(6.7)		(13.6)

SG&A expenses on a non-GAAP basis	$1,076.1	$1,064.8	$2,113.1	$2,110.9

Table 5 - Reconciliation of GAAP debt modification and extinguishment costs to debt modification and extinguishment costs on a non-GAAP basis

Six Months Ended
8/4/19

Debt modification and extinguishment costs	$5.2

Item excluded:

Costs incurred associated with the refinancing of the Company’s senior credit facilities	(5.2)

Debt modification and extinguishment costs on a non-GAAP basis	$—

Table 6 - Reconciliations of GAAP other noncash gain to other noncash gain on a non-GAAP basis

	Quarter Ended	Six Months Ended
	8/4/19	8/4/19

Other noncash gain	$113.1	$113.1

Item excluded:

Noncash gain to write up the Company’s equity investments in Gazal and PVH Australia to fair value	(113.1)	(113.1)

Other noncash gain on a non-GAAP basis	$—	$—

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 7 - Reconciliations of GAAP equity in net income of unconsolidated affiliates to equity in net income of unconsolidated affiliates on a non-GAAP basis

	Quarter Ended	Six Months Ended
	8/4/19	8/4/19

Equity in net income of unconsolidated affiliates	$0.9	$4.6

Item excluded:

One-time expenses recorded on the Company’s equity investments in Gazal and PVH Australia	2.1	2.1

Equity in net income of unconsolidated affiliates on a non-GAAP basis	$3.0	$6.7

Table 8 - Reconciliations of GAAP income tax expense to income tax expense on a non-GAAP basis

	Quarter Ended		Six Months Ended
	8/4/19	8/5/18	8/4/19	8/5/18

Income tax expense	$29.7	$37.6	$53.3	$74.6

Item excluded:

Tax effects of pre-tax items identified as non-GAAP exclusions (1)	18.6	1.8	45.6	3.3

Income tax expense on a non-GAAP basis	$48.3	$39.4	$98.9	$77.9

(1) The estimated tax effects associated with the Company’s exclusions on a non-GAAP basis are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each pre-tax item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible and, if so, in what jurisdiction the tax expense or tax deduction would occur. All of the pre-tax items identified as non-GAAP exclusions were identified as either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

Table 9 - Reconciliations of GAAP depreciation and amortization expense to depreciation and amortization expense on a non-GAAP basis

	Quarter Ended	Six Months Ended
	8/5/18	8/5/18

Depreciation and amortization expense	$83.0	$166.2

Item excluded:

Amortization of short-lived assets associated with the TH China acquisition	(6.7)	(13.6)

Depreciation and amortization expense on a non-GAAP basis	$76.3	$152.6

PVH CORP.
Notes to Consolidated GAAP Income Statements
(In millions, except per share data)

A.    The Company computed its diluted net income per common share as follows:

	Quarter Ended				Quarter Ended
	8/4/19				8/5/18
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments	(1)	Results	Results	Adjustments	(2)	Results

Net income attributable to PVH Corp.	$193.5	$35.9		$157.6	$165.2	$(4.9)		$170.1

Weighted average common shares	74.8			74.8	77.0			77.0
Weighted average dilutive securities	0.3			0.3	0.9			0.9
Total shares	75.1			75.1	77.9			77.9

Diluted net income per common share attributable to PVH Corp.	$2.58			$2.10	$2.12			$2.18

	Six Months Ended				Six Months Ended
	8/4/19				8/5/18
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments	(1)	Results	Results	Adjustments	(2)	Results

Net income attributable to PVH Corp.	$275.5	$(68.5)		$344.0	$344.6	$(10.3)		$354.9

Weighted average common shares	75.0			75.0	77.0			77.0
Weighted average dilutive securities	0.5			0.5	1.0			1.0
Total shares	75.5			75.5	78.0			78.0

Diluted net income per common share attributable to PVH Corp.	$3.65			$4.56	$4.42			$4.55

(1)
Represents the impact on net income in the periods ended August 4, 2019 from the elimination of (i) the costs related to the Calvin Klein restructuring; (ii) the costs in connection with the TH U.S. store closures; (iii) the costs in connection with the refinancing of the Company’s senior credit facilities; (iv) the noncash gain recorded to write up the Company’s equity investments in Gazal and PVH Australia to fair value in connection with the Australia acquisition; (v) the costs related to the Australia and TH CSAP acquisitions, primarily consisting of noncash valuation adjustments; (vi) the one-time costs recorded on the Company’s equity investments in Gazal and PVH Australia prior to the Australia acquisition closing; (vii) the costs in connection with the Socks and hosiery transaction; and (viii) the tax effects associated with the foregoing pre-tax items. Please see Table 1 for the reconciliation of GAAP net income to net income on a non-GAAP basis.

(2) Represents the impact on net income in the periods ended August 5, 2018 from the elimination of the costs related to the TH China acquisition, consisting of noncash amortization of short-lived assets, and the resulting tax effect. Please see Table 1 for the reconciliation of GAAP net income to net income on a non-GAAP basis.

PVH CORP.
Consolidated Balance Sheets
(In millions)

	8/4/19	8/5/18
ASSETS
Current Assets:
Cash and Cash Equivalents	$433.5	$431.1
Receivables	808.9	731.6
Inventories	1,862.1	1,731.0
Other	294.1	272.3
Total Current Assets	3,398.6	3,166.0
Property, Plant and Equipment	973.4	881.3
Operating Lease Right-of-Use Assets (1)	1,660.7
Goodwill and Other Intangible Assets	7,461.1	7,284.6
Other Assets	327.1	365.8
	$13,820.9	$11,697.7

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$1,858.1	$1,750.3
Current Portion of Operating Lease Liabilities (1)	345.2
Short-Term Borrowings	183.2	85.4
Current Portion of Long-Term Debt	41.2	—
Other Liabilities	1,243.6	1,402.1
Long-Term Portion of Operating Lease Liabilities (1)	1,535.5
Long-Term Debt	2,743.0	2,893.5
Redeemable Non-Controlling Interest	(0.6)	1.0
Stockholders’ Equity	5,871.7	5,565.4
	$13,820.9	$11,697.7

Note: Year over year balances are impacted by changes in foreign currency exchange rates.

(1) Operating Lease Right-of-Use Assets, Current Portion of Operating Lease Liabilities and Long-Term Portion of Operating Lease Liabilities as of August 4, 2019 reflect the impact of the adoption of the new lease accounting standard in the first quarter of 2019.

PVH CORP.
Segment Data
(In millions)

REVENUE BY SEGMENT
	Quarter Ended	Quarter Ended
	8/4/19	8/5/18

Tommy Hilfiger North America
Net sales	$390.1	$417.8
Royalty revenue	18.1	14.5
Advertising and other revenue	4.8	4.3
Total	413.0	436.6

Tommy Hilfiger International
Net sales	679.0	572.3
Royalty revenue	12.4	13.0
Advertising and other revenue	5.8	6.7
Total	697.2	592.0

Total Tommy Hilfiger
Net sales	1,069.1	990.1
Royalty revenue	30.5	27.5
Advertising and other revenue	10.6	11.0
Total	1,110.2	1,028.6

Calvin Klein North America
Net sales	366.1	425.0
Royalty revenue	31.5	32.0
Advertising and other revenue	11.2	10.5
Total	408.8	467.5

Calvin Klein International
Net sales	440.4	435.3
Royalty revenue	17.9	16.0
Advertising and other revenue	6.2	6.3
Total	464.5	457.6

Total Calvin Klein
Net sales	806.5	860.3
Royalty revenue	49.4	48.0
Advertising and other revenue	17.4	16.8
Total	873.3	925.1

Heritage Brands Wholesale
Net sales	304.4	302.0
Royalty revenue	5.0	5.0
Advertising and other revenue	1.2	1.1
Total	310.6	308.1

Heritage Brands Retail
Net sales	69.0	70.8
Royalty revenue	0.9	1.0
Advertising and other revenue	0.2	0.1
Total	70.1	71.9

Total Heritage Brands
Net sales	373.4	372.8
Royalty revenue	5.9	6.0
Advertising and other revenue	1.4	1.2
Total	380.7	380.0

Total Revenue
Net sales	2,249.0	2,223.2
Royalty revenue	85.8	81.5
Advertising and other revenue	29.4	29.0
Total	$2,364.2	$2,333.7

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended			Quarter Ended
	8/4/19			8/5/18
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Tommy Hilfiger North America	$48.3	$(7.5)	$55.8	$74.2		$74.2

Tommy Hilfiger International	99.8	(2.5)	102.3	59.8	$(6.7)	66.5

Total Tommy Hilfiger	148.1	(10.0)	158.1	134.0	(6.7)	140.7

Calvin Klein North America	11.3	(39.7)	51.0	59.8		59.8

Calvin Klein International	6.6	(43.2)	49.8	45.2		45.2

Total Calvin Klein	17.9	(82.9)	100.8	105.0		105.0

Heritage Brands Wholesale	14.0	(0.4)	14.4	26.5		26.5

Heritage Brands Retail	3.1		3.1	6.1		6.1

Total Heritage Brands	17.1	(0.4)	17.5	32.6		32.6

Corporate	66.7	110.6	(43.9)	(40.2)		(40.2)

Total earnings before interest and taxes	$249.8	$17.3	$232.5	$231.4	$(6.7)	$238.1

(1)
The adjustments for the quarter ended August 4, 2019 represent the elimination of (i) the costs related to the Calvin Klein restructuring; (ii) the noncash gain recorded to write up the Company’s equity investments in Gazal and PVH Australia to fair value in connection with the Australia acquisition; (iii) the costs related to the Australia and TH CSAP acquisitions, primarily consisting of noncash valuation adjustments; (iv) the one-time costs recorded on the Company’s equity investments in Gazal and PVH Australia prior to the Australia acquisition closing; and (v) the costs in connection with the Socks and hosiery transaction.

(2)	The adjustment for the quarter ended August 5, 2018 represents the elimination of the costs related to the TH China acquisition, consisting of noncash amortization of short-lived assets.

PVH CORP.
Segment Data (continued)
(In millions)

REVENUE BY SEGMENT
	Six Months Ended	Six Months Ended
	8/4/19	8/5/18

Tommy Hilfiger North America
Net sales	$737.9	$756.7
Royalty revenue	36.8	32.9
Advertising and other revenue	10.1	8.2
Total	784.8	797.8

Tommy Hilfiger International
Net sales	1,341.7	1,209.5
Royalty revenue	25.6	25.0
Advertising and other revenue	10.2	12.1
Total	1,377.5	1,246.6

Total Tommy Hilfiger
Net sales	2,079.6	1,966.2
Royalty revenue	62.4	57.9
Advertising and other revenue	20.3	20.3
Total	2,162.3	2,044.4

Calvin Klein North America
Net sales	744.5	792.3
Royalty revenue	64.9	66.0
Advertising and other revenue	23.4	23.7
Total	832.8	882.0

Calvin Klein International
Net sales	881.5	884.1
Royalty revenue	35.8	34.5
Advertising and other revenue	12.8	14.5
Total	930.1	933.1

Total Calvin Klein
Net sales	1,626.0	1,676.4
Royalty revenue	100.7	100.5
Advertising and other revenue	36.2	38.2
Total	1,762.9	1,815.1

Heritage Brands Wholesale
Net sales	654.7	642.8
Royalty revenue	10.1	10.4
Advertising and other revenue	2.2	2.0
Total	667.0	655.2

Heritage Brands Retail
Net sales	126.0	131.3
Royalty revenue	2.0	2.1
Advertising and other revenue	0.3	0.2
Total	128.3	133.6

Total Heritage Brands
Net sales	780.7	774.1
Royalty revenue	12.1	12.5
Advertising and other revenue	2.5	2.2
Total	795.3	788.8

Total Revenue
Net sales	4,486.3	4,416.7
Royalty revenue	175.2	170.9
Advertising and other revenue	59.0	60.7
Total	$4,720.5	$4,648.3

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Six Months Ended			Six Months Ended
	8/4/19			8/5/18
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Tommy Hilfiger North America	$33.6	$(62.4)	$96.0	$115.0		$115.0

Tommy Hilfiger International	206.6	(2.5)	209.1	151.0	$(13.6)	164.6

Total Tommy Hilfiger	240.2	(64.9)	305.1	266.0	(13.6)	279.6

Calvin Klein North America	12.7	(90.6)	103.3	103.3		103.3

Calvin Klein International	53.5	(62.6)	116.1	110.3		110.3

Total Calvin Klein	66.2	(153.2)	219.4	213.6		213.6

Heritage Brands Wholesale	53.0	(0.4)	53.4	66.3		66.3

Heritage Brands Retail	4.1		4.1	7.9		7.9

Total Heritage Brands	57.1	(0.4)	57.5	74.2		74.2

Corporate	21.4	104.4	(83.0)	(78.1)		(78.1)

Total earnings before interest and taxes	$384.9	$(114.1)	$499.0	$475.7	$(13.6)	$489.3

(1)
The adjustments for the six months ended August 4, 2019 represent the elimination of (i) the costs related to the Calvin Klein restructuring; (ii) the costs in connection with the TH U.S. store closures; (iii) the costs in connection with the refinancing of the Company’s senior credit facilities; (iv) the noncash gain recorded to write up the Company’s equity investments in Gazal and PVH Australia to fair value in connection with the Australia acquisition; (v) the costs related to the Australia and TH CSAP acquisitions, primarily consisting of noncash valuation adjustments; (vi) the one-time costs recorded on the Company’s equity investments in Gazal and PVH Australia prior to the Australia acquisition closing; and (vii) the costs in connection with the Socks and hosiery transaction.

(2)	The adjustment for the six months ended August 5, 2018 represents the elimination of the costs related to the TH China acquisition, consisting of noncash amortization of short-lived assets.

PVH CORP.
Reconciliations of 2019 Constant Currency Revenue
(In millions)

As a supplement to the Company’s reported operating results, the Company presents constant currency revenue information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that transacts business in multiple currencies but reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues. Exchange rate fluctuations can have a significant effect on reported revenues. The Company believes presenting constant currency revenue information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.
The Company calculates constant currency revenue information by translating its foreign revenues for the current year period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the current year period).
Constant currency performance should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency revenue information presented may not be comparable to similarly described measures reported by other companies.

	GAAP Revenue		% Change
	Quarter Ended		GAAP	Negative Impact of Foreign Exchange	Constant Currency
	8/4/19	8/5/18

Tommy Hilfiger North America	$413.0	$436.6	(5.4)%	(0.2)%	(5.2)%
Tommy Hilfiger International	697.2	592.0	17.8%	(4.2)%	22.0%
Total Tommy Hilfiger	1,110.2	1,028.6	7.9%	(2.5)%	10.4%

Calvin Klein North America	$408.8	$467.5	(12.6)%	(0.2)%	(12.4)%
Calvin Klein International	464.5	457.6	1.4%	(3.9)%	5.3%
Total Calvin Klein	873.3	925.1	(5.6)%	(2.0)%	(3.6)%

Total Revenue	$2,364.2	$2,333.7	1.3%	(1.9)%	3.2%

	GAAP Revenue		% Change
	Six Months Ended		GAAP	Negative Impact of Foreign Exchange	Constant Currency
	8/4/19	8/5/18

Total Tommy Hilfiger	$2,162.3	$2,044.4	5.8%	(4.0)%	9.8%

Total Calvin Klein	$1,762.9	$1,815.1	(2.9)%	(3.0)%	0.1%

Total Revenue	$4,720.5	$4,648.3	1.6%	(2.9)%	4.5%

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts

The Company is presenting its 2019 estimated results on a non-GAAP basis by excluding (i) the costs incurred and expected to be incurred related to the Calvin Klein restructuring, consisting of a noncash lease asset impairment resulting from the closure of the Company’s flagship store on Madison Avenue in New York, New York; other noncash asset impairments; severance; contract termination and other costs; and inventory markdowns; (ii) the costs incurred in connection with the TH U.S. store closures, primarily consisting of noncash lease asset impairments; (iii) the costs incurred in connection with the refinancing of the Company’s senior credit facilities; (iv) the noncash gain recorded to write up the Company's equity investments in Gazal and PVH Australia to fair value in connection with the Australia acquisition; (v) the costs incurred and expected to be incurred related to the Australia and TH CSAP acquisitions, primarily consisting of noncash valuation adjustments; (vi) the one-time costs recorded on the Company’s equity investments in Gazal and PVH Australia prior to the Australia acquisition closing, (vii) the costs incurred in connection with the Socks and hosiery transaction; and (viii) the estimated tax effects associated with the foregoing pre-tax items. The Company has provided the reconciliations set forth below to present its estimates on a GAAP basis and excluding the foregoing amounts.

The 2019 estimated results are presented on both a GAAP and non-GAAP basis. The Company believes presenting these results on a non-GAAP basis provides useful additional information to investors. The Company excludes such amounts that it deems to be non-recurring or non-operational and believes that excluding them (i) facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company, and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the items described above are also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance measures calculated in accordance with GAAP. The information presented on a non-GAAP basis may not be comparable to similarly titled measures reported by other companies.

The estimated tax effects associated with the above pre-tax items are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each pre-tax item identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and, if so, in what jurisdiction the tax expense or tax deduction would occur. All of the pre-tax items identified as non-GAAP exclusions were identified as either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

2019 Net Income Per Common Share Reconciliations

	Current Guidance		Previous Guidance
	Full Year 2019 (Estimated)	Third Quarter 2019 (Estimated)	Full Year 2019 (Estimated)	Second Quarter 2019 (Estimated)

GAAP net income per common share attributable to PVH Corp.	$7.95 - $8.05	$2.70 - $2.75	$9.05 - $9.15	$2.75 - $2.80
Estimated per common share impact of items identified as non-GAAP exclusions	$(1.35)	$(0.25)	$(1.15)	$0.90
Net income per common share attributable to PVH Corp. on a non-GAAP basis	$9.30 - $9.40	$2.95 - $3.00	$10.20 - $10.30	$1.85 - $1.90

2019 Tax Rate Reconciliations	Full Year 2019 (Estimated)	Third Quarter 2019 (Estimated)

GAAP tax rate	11.5% - 12.5%	8% - 9%
Estimated tax rate impacts from items identified as non-GAAP exclusions	(2.5)%	1.5%
Tax rate on a non-GAAP basis	14% - 15%	6.5% - 7.5%

The GAAP net income per common share attributable to PVH Corp. amounts presented in the above table, as well as the amounts excluded in providing non-GAAP earnings guidance, would be expected to change as a result of (i) acquisition, restructuring, divestment or similar transactions or activities, (ii) the timing and strategy of restructuring and integration initiatives or other one-

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts (continued)

time events, if any, that the Company engages in or suffers during the period, (iii) any market or other changes affecting the Company’s expected actuarial gain or loss on retirement plans, (iv) the imposition of significant tariffs, or a significant increase to existing tariffs, on apparel, footwear and accessories imported from China or any of the Company’s other significant sourcing countries, or (v) any discrete tax events including changes in tax rates or tax law and events arising from audits or the resolution of uncertain tax positions. The Company has no current understanding or agreement regarding any such transaction or definitive plans regarding any such activity identified in clause (i) or (ii) that has not been announced or completed.

2019 Constant Currency Revenue Reconciliations
	Full Year 2019 (Estimated) (Consolidated)	Full Year 2019 (Estimated) (Tommy Hilfiger)	Full Year 2019 (Estimated) (Calvin Klein)	Third Quarter 2019 (Estimated) (Consolidated)	Third Quarter 2019 (Estimated) (Tommy Hilfiger)	Third Quarter 2019 (Estimated) (Calvin Klein)

GAAP revenue increase (decrease)	1%	5%	(2)%	1%	5%	—%
Negative impact of foreign exchange	(2)%	(3)%	(2)%	(2)%	(3)%	(2)%
Non-GAAP revenue increase on a constant currency basis	3%	8%	—%	3%	8%	2%

Please refer to the section entitled “Reconciliations of 2019 Constant Currency Revenue” for a description of the presentation of constant currency amounts.

Reconciliations of GAAP Diluted Net Income Per Common Share to Diluted Net Income Per Common Share on a Non-GAAP Basis (Net Income in millions)
	Full Year 2018				Third Quarter 2018
	(Actual)				(Actual)
(In millions, except per share data)	Results Under GAAP	Adjustments	(1)	Non-GAAP Results	Results Under GAAP	Adjustments	(2)	Non-GAAP Results

Net income	$746.4	$4.0		$742.4	$243.1	$(4.7)		$247.8
Total weighted average shares	77.3			77.3	77.1			77.1

Diluted net income per common share	$9.65			$9.60	$3.15			$3.21

(1) Represents the impact on net income in the year ended February 3, 2019 from the elimination of (i) a $15.0 million recognized actuarial loss on retirement plans; (ii) $23.6 million of costs related to the TH China acquisition, consisting of noncash amortization of short-lived assets; (iii) $40.7 million of costs related to the Calvin Klein restructuring, primarily consisting of severance, noncash asset impairments, contract termination and other costs, and inventory markdowns; (iv) $17.5 million of tax benefits associated with the foregoing pre-tax items; (v) a $24.7 million discrete net tax benefit associated with the U.S. Tax Cuts and Jobs Act of 2017; and (vi) a $41.1 million discrete tax benefit related to the remeasurement of certain of the Company’s net deferred tax liabilities in connection with the enactment of legislation in the Netherlands known as the “2019 Dutch Tax Plan.”

(2) Represents the impact on net income in the quarter ended November 4, 2018 from the elimination of $6.3 million of costs related to the TH China acquisition, consisting of noncash amortization of short-lived assets, and the resulting $1.6 million tax benefit.